Exhibit 2.1

CONTRACT OF SALE

Between

THE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO, as Seller

and

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., as Purchaser

DATED: September 25, 2017

PROPERTIES:

245-249 West 17th Street, New York, New York
218 West 18th Street, New York, New York

INDEX OF SCHEDULES AND EXHIBITS

SCHEDULE I	SELLER ENTITIES; PURCHASE PRICE ALLOCATIONS
SCHEDULE 1.01(i)	LAND
SCHEDULE 1.01(ii)	PERSONAL PROPERTY
SCHEDULE 1.02	PERMETTED EXCEPTIONS
SCHEDULE 2.02	TITLE COMPANY'S WIRE INSTRUCTIONS
SCHEDULE 4.01(n)	LEASE AND LEASE DOCUMENTS
SCHEDULE 4.01(o)(i)	RENT ROLL
SCHEDULE 4.01(o)(ii)	CASH SECURITY DEPOSITS
SCHEDULE 4.01(o)(iii)	LETTER OF CREDIT SECURITY DEPOSITS
SCHEDULE 4.01(p)	RENT ARRANGEMENTS
SCHEDULE 4.01(r)(i)	PAYMENT OF RENT IN ADVANCE

i

SCHEDULE 4.01(r)(ii)	TENANT INDUCEMENT COSTS AND OTHER COSTS
SCHEDULE 4.01(t)	LEASEING COMMISSION AGREEMENTS
SCHEDULE 4.01(u)	SERVICE CONTRACTS
SCHEDULE 4.01(w)	VIOLATIONS
SCHEDULE 4.01(x)	TAX APPEAL PROCEEDINGS
SCHEDULE 5.02	LIST OF PROPERTY INFORMATION
SCHEDULE 6.04	MAJOR LEASES
SCHEDULE 14.01	TITLE REPORTS AND SURVEYS
EXHIBIT 2.03	DEPOSIT ESCROW AGREEMENT
EXHIBIT 4.03(b)	GRUARANTY
EXHIBIT 6.04	TENANT ESTOPPEL
EXHIBIT 10.01	BARGAIN AND SALE DEED
EXHIBIT 10.05	BILL OF SALE
EXHIBIT 10.06	ASSIGNMENT AND ASSUMPTION OF LEASES
EXHIBIT 10.08	TENANT NOTICE LETTER
EXHIBIT 10.10	ASSIGNMENT AND ASSUMPTION OF LICENSES AND PERMITS
EXHIBIT 10.11	TITLE AFFIDAVIT
EXHIBIT 10.12	FIRPTA AFFIDAVIT - NON-FOREIGN AFFIDAVIT
EXHIBIT 10.14	ASSIGNMENT AND ASSUMPTION OF WARRANTIES AND GUARANTIES
EXHIBIT 10.18	SELLER'S CERTIFICATE REGARDING REPRESENTATIONS
EXHIBIT 10.19	ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
EXHIBIT 11.05	PERCHASER'S CERTIFICATE REGARDING REPRESENTATIONS
EXHIBIT 14.01	PRO FORMA TITLE POLICIES

INDEX OF DEFINED TERMS

"Adjournment Period" - Section 3.01
"Allocated Purchase Price" - Section 2.01
"Anti-Money Laundering Laws"- Section 4.01(h)
"Approved Form of Tenant Estoppel" - Section 6.04
"Assumed Service Contracts" - Section 9.05
"Building", "Buildings"- Section 1.01
"Business Day"- Section 23.04
"Casualty Loss"- Section 8.01
"Casualty Loss Property" - Section 8.02
"Closing" Section 3.01
"Closing Date"- Section 3.01
"Code"- Section 4.01(e)
"Collection Period" - Section 13.03
"Condemnation Loss"- Section 8.01
"Condemnation Loss Property" - Section 8.03 "Contract"- Introductory Paragraph
"Deposit Escrow Agreement"- Section 2.03
"Designated Persons" - Section 4.03(a) "Downpayment"- Section 2.01(a)
"ERISA"- Section 4.01(f)
"Excluded Records" - Section 1.01
"FAR"- Section 4.04(d)
"FCPA" - Section 4.01(i)
"FIRPTA Affidavit"- Section 4.01(e)
"Gap Title Objection"- Section 14.01 "Guaranty" - Section 4.03(b)
"Land"- Section 1.01
"Liability Cap" - Section 4.03(b)
"Licenses and Permits"- Section 1.01
"Leases"- Section 4.01(n)
"Major Leases" - Section 6.04
"New Lease" - Section 6.01
"NYC-RPT" - Section 10.02
"OFAC"- Section 4.01(g)
"Other Expenses" - Section 13.07
"Patriot Act"- Section 4.01(h)
"Permitted Exceptions"- Section 1.02
"Personal Property" - Section 1.01
"Property"- Section 1.01
"Property Information"- Section 5.02

"Purchase Price"- Section 2.01
"Purchaser"- Introductory Paragraph
"Purchaser’s Closing Documents"- Section 11
"Pursuit Costs" - Section 14.07
"Rent Roll" - Section 4.01(o)
"Required Removal Exceptions"- Section 14.01
"RP-5217NYC" - Section 10.03
"Sanctions" - Section 4.01(i)
"Seller"- Introductory Paragraph
"Seller’s Broker"- Section 15.01
"Seller’s Closing Documents"- Section 10
"Service Contracts"- Section 4.01(u)
"Survey"- Section 14.01
"Survival Period"- Section 4.03(b)
"Tenant" and "Tenants" - Section 4.01(n)
"Tenant Inducement Costs" - Section 13.07
"Tenant Estoppel"- Section 6.04
"Title Defect Property" - Section 14.01 "Threshold Amount"- Section 4.03(b)
"Title Company"- Section 1.02
"Title Report"- Section 14.01 "TP-584" - Section 10.02
"13th Floor TCO" - Section 4.01(w)
"17th Street TCO" - Section 4.01(w)
"17th Street TCO Expiration Date" - Section 4.01(w) "Violations" - Section 7

CONTRACT OF SALE

THIS CONTRACT OF SALE (this "Contract"), dated as of the 25th day of September, 2017 (the "Effective Date"), between THOSE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO, each having an address c/o Winthrop REIT Advisors, 7 Bulfinch Place - Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 (collectively, "Seller" and each individually, as the context may require, a "Seller"), and COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, a Delaware limited partnership with an address at One Glenlake Parkway, Suite 1200, Atlanta, Georgia 30328 ("Purchaser").

WITNESSETH:

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property (as defined herein) for the price and subject to and upon the terms and conditions set forth herein.

Section 1. Sale of Property and Acceptable Title

Section 1.01 Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and subject to and upon the terms and conditions set forth in this Contract all right, title and interest of Seller in and to the following (collectively, the "Property"): (a) those certain properties commonly known as (i) 245-249 West 17th Street, New York, New York and (ii) 218 West 18th Street, New York, New York and more particularly described on Schedule 1.01(i) (the "Land"); (b) all buildings and improvements situated on the Land (each a, "Building", collectively, the "Buildings"); and (c) all right, title and interest of Seller, if any, in and to (i) the land lying in the bed of any street or highway, open or proposed, public or private, in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway, (ii) any appurtenances (including, without limitation, air rights, zoning rights, and development rights, mineral, oil, and gas rights, water rights, sewer rights and other utility rights), or easements of any kind whatsoever relating to the Land and the Buildings; (iii) the fixtures and equipment owned by Seller attached to and appurtenant to the Building that are necessary for the proper operation of the Building; (iv) to the extent transferable, all building permits, certificates of occupancy and all other government and quasi-governmental licenses, waivers, consents, permits and approvals issued to Seller with respect to the operation of the Land and the Buildings (collectively, the "Licenses and Permits"); (v) the Leases, together with any security deposits, lease guarantees, letters of credit and other rights related thereto, other than arrearages of rent as of the Closing Date; (vi) any warranties and guaranties related to the Buildings, fixtures and Personal Property; (vii) any plans and specifications related to the Buildings, fixtures and Personal Property; and (viii) all personal property existing as of the Effective Date and located on the Land and the Buildings, including, without limitation, any and all supplies, tools, furniture, furnishings, fittings, appliances, shades, wall-to-wall carpet, draperies, screens, art, awnings, plans, shrubbery, vending machines and other furnishings or items of personal property owned by the Seller and used in connection with the operation of the Land and the Building, including the personal property listed on Schedule 1.01(ii), except to the extent consumed in the ordinary course between the Effective Date and the Closing Date (collectively, the "Personal Property"). In addition, the Land, the Building, and all other Property set forth herein relating to each of the addresses set forth in subsection (a)(i) and (ii) above are each individually a "Property" and collectively, the "Properties";

Property shall exclude (i) all proprietary property management processes, proprietary appraisals, proprietary computer software and related software licenses (but not excluding any data and summaries or reports pertaining to the operation, repair, maintenance, leasing and/or legal compliance of the Property), (ii) the Excluded Records, (iii) all claims and causes of action for monetary damages against third parties and all defenses Seller may have against claims and causes of actions brought by third parties against Seller arising out of or in connection with the Property during the period prior to Closing, except that the Seller hereby agrees (which agreement shall survive Closing) not to bring any action, suit or proceeding based upon any such claim or cause of action against any Tenant of the Property (iv) monetary rights or interests of Seller as owner of the Property related to or accruing with respect to the period prior to Closing, and (v) Seller’s rights under this Contract. The term "Excluded Records" shall mean (1) certain records that relate to internal matters of Seller (such as income tax returns, financial statements, intercorporate debt and equity, corporate governance, investment advisory services and other professional relationships) and (2) work papers, memoranda, analysis, appraisals, correspondence and similar materials prepared by or for Seller in connection with the negotiation and documentation of the transaction contemplated hereby.

Section 1.02 Seller shall convey and Purchaser shall accept fee simple title to the Property in accordance with the terms of this Contract, subject only to: (a) the Leases, and (b) the matters set forth on Schedule 1.02 (collectively with the Leases and any Gap Title Objections which are deemed accepted by Purchaser or are otherwise accepted by Purchaser, each in compliance with Section 14.01, the "Permitted Exceptions").

Section 2. Purchase Price, Acceptable Funds and Escrow of Downpayment

Section 2.01 The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Property is FIVE HUNDRED FOURTEEN MILLION ONE HUNDRED THOUSAND and 00/100 DOLLARS ($514,100,000.00). The Purchase Price shall be payable in compliance with the provisions of Section 2.02, as follows:

(a)The amount of Twenty Five Million and 00/100 Dollars ($25,000,000.00) (the "Downpayment") paid by Purchaser to the Escrow Agent in accordance with Section 2.03 hereof; and

(b)On the Closing Date, the amount of Four Hundred Eighty-Nine Million One Hundred Thousand and 00/100 Dollars ($489,100,000.00), subject to adjustment for the apportionments, adjustments and credits set forth in this Contract.

The parties agree that the Purchase Price shall be allocated to the respective Properties as set forth on Schedule I (with respect to each Property, the "Allocated Purchase Price".)

Section 2.02 All monies payable under this Contract, unless otherwise specified in this Contract, shall be paid by wire transfer of immediately available funds in accordance with the Title Company’s wire instructions attached as Schedule 2.02.

Section 2.03 The Downpayment shall be paid by Purchaser to Fidelity National Title Insurance Company, 5565 Glenridge Connector, Suite 300, Atlanta, Georgia 30342, Attention: Laura Kaltz (the "Title Company"), as escrow agent, upon the full execution and delivery of this Contract and the Deposit Escrow Agreement by all parties thereto. The Downpayment, together with any accrued interest thereon, shall be held and paid by the Title Company in accordance with the terms and provisions of the Deposit Escrow Agreement in the form attached as Exhibit 2.03, which shall be executed and delivered by the Title Company, Seller and Purchaser simultaneously with the execution and delivery of this Contract (the "Deposit Escrow Agreement"). If Purchaser shall fail to timely wire the Downpayment to the Title Company upon the execution and delivery of this Contract and the Deposit Escrow Agreement by Seller, Purchaser and the Title Company, Seller’s sole right shall be, upon notice to Purchaser and the Title Company, to cancel and terminate this Contract, whereupon this Contract shall be null and void and of no further force or effect, except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract.

Section 3. The Closing

Section 3.01 Except as otherwise provided in this Contract, the closing of title pursuant to this Contract (the "Closing") shall take place no later than October 10, 2017 (the "Closing Date"), TIME BEING OF THE ESSENCE (subject to Seller and Purchaser’s right to adjourn the Closing for up to forty-five (45) additional days in the aggregate (the "Adjournment Period") upon notice delivered to the other party prior to the Closing Date solely in order to comply with all conditions precedent to Closing set forth in this Contract), through an escrow-style closing with the Title Company. The parties hereto hereby agree that if Seller has used commercially reasonable efforts to comply with all conditions precedent to Closing prior to the Closing Date, as extended by the foregoing Adjournment Period, but fails to comply with same prior to the Closing Date, as extended by the foregoing Adjournment Period, and Seller is not otherwise in default under this Contract, Purchaser’s sole remedy with respect to such failure shall be to terminate this Contract. If Purchaser elects to terminate this Contract pursuant to the foregoing sentence, the Downpayment (and any interest earned thereon, if any) shall be returned to Purchaser, and thereafter Purchaser and Seller shall have no further obligation or liability under this Contract, except for any obligation or liability expressly provided herein to survive a termination of this Contract.

Section 4. Representations and Warranties

Section 4.01    Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

(a)Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)The execution and delivery of this Contract, the consummation of the transactions contemplated hereby and the performance of each of the Seller’s obligations hereunder has been duly authorized by all necessary action on the part of the applicable Seller, and, assuming that this Contract constitutes the legal, valid and binding obligation of Purchaser, this Contract constitutes the legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally. The execution and delivery of Seller’s Closing Documents, the consummation of the transactions contemplated thereby and the performance of Seller’s obligations thereunder will be duly authorized by all necessary action on the part of Seller, and Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, subject as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c)The execution and delivery of this Contract and Seller’s Closing Documents by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of any Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture or any lease or other material agreement or instrument to which any Seller is a party or by which any Seller may be bound, or (iii) to Seller’s knowledge, violate or conflict with any law or governmental regulation or permit applicable to any Seller.

(d)No consent, waiver, approval or authorization is or will be required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Contract and Seller’s Closing Documents by Seller or the performance by Seller of the transactions contemplated hereby and thereby.

(e)No Seller is a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. Each Seller shall deliver to Purchaser at the Closing a non-foreign person affidavit ("FIRPTA Affidavit") containing such information as shall be required by
§ 1445 of the Code.

(f)No Seller is an employee benefit plan subject to Part 4, Subtitle B, Title I of the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time ("ERISA"), nor otherwise a "benefit plan investor" within the meaning of Section 3(42) of ERISA, and none of the Sellers’ assets do or will include "plan assets" subject to ERISA or Section 4975 of the Code. None of the Sellers is a "governmental plan" within the meaning of Section 3(32) of ERISA.

(g)Neither any Seller nor, to Seller’s knowledge, any person or entity who owns an interest in any Seller (other than the owner of publicly traded shares) or provides funds to any Seller is or will become a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury ("OFAC") (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is or will engage in any dealings or transactions or be otherwise associated with such persons or entities.

(h)Neither any Seller nor, to Seller’s knowledge, any person or entity who owns an interest in any Seller (other than the owner of publicly traded shares) or provides funds to any Seller: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of Anti-Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. "Anti-Money Laundering Laws" shall mean any laws, regulations and sanctions, state and federal, criminal and civil, that: (A) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (B) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (C) require identification and documentation of the parties with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended, conducts business; or (D) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the "Patriot Act"), the Bank Secrecy Act, 31U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(i)Neither any Seller nor, to Seller’s knowledge, any person or entity who owns an interest in any Seller is, (i) the subject of any sanctions administered or enforced by OFAC, the US Department of State or the United Nations Security Council (collectively, "Sanctions"), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. Neither any Seller nor, to Seller’s knowledge, any person or entity who owns an interest in any Seller has taken any action, directly or indirectly, that would result in a violation by such person or entity of any applicable anti-bribery law, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, modified and supplemented and in effect from time to time or any replacement thereof (the "FCPA"). Furthermore, Seller and any person or entity directly or indirectly owning an interest in Seller are in compliance with the FCPA and similar laws.

(j)No Seller is the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and, to Seller’s knowledge, none have been threatened against any Seller. No Seller has made an assignment for the benefit of creditors.

(k)Except for this Contract, there are no rights of first refusal, or options, to purchase all or any part of either Property or other rights whereby any person or entity has the right to purchase all or any part of either Property.

(l)Seller has not received any written notice and Seller otherwise has no knowledge that any landmark designation, any rezoning proceeding or any eminent domain, condemnation or similar proceeding or conveyance in lieu thereof with respect to all or any part of the Property is pending or contemplated.

(m)There are no actions or proceedings pending or threatened in writing against any Seller, or with respect to either Property which would in any way materially and adversely affect the applicable Property, the applicable Seller or the applicable Seller’s ability to perform under this Contract, as the case may be.

(n)Attached hereto as Schedule 4.01(n) is a true, correct and complete list of all leases, licenses and other agreements for the present or future use or occupancy of any space relating to each Property and all modifications and amendments to such leases, which list excludes any sublease of any portion of the Property (such leases, licenses and other agreements, as modified and amended being herein collectively referred to as the "Leases"). Seller has delivered or made available to Purchaser true, correct and complete copies of the Leases and the same has not been further amended, modified or supplemented. The lessees or tenants identified in the Leases are referred to herein as "Tenants" or individually as "Tenant". Except for the Leases, no Seller has entered into any leases, subleases, tenancies or occupancy rights of any kind, written or oral, affecting its applicable Property. The Leases are in full force and effect and have not been amended, modified or waived except as shown on Schedule 4.01(n). Except as expressly set forth in the Leases, Seller has not granted any: (i) right to lease or sublease any portion of the Property; (ii) right of renewal or extension, (iii) right of cancellation, termination or modification of any of the Leases, (iv) option to purchase all or any part of the Property; or (v) any right of refusal to lease or purchase all or any portion of the Property.

(o)Attached hereto as Schedule 4.01(o)(i) is a true, complete and accurate rent roll (the "Rent Roll") for each Property as of the date set forth thereon used by Seller in connection with the operation of the Property and there has been no change to such Rent Roll through the Effective Date. There is no money or other security deposited by Tenants with any Seller, as lessor under the Leases, to secure performance of Tenants’ obligations thereunder other than as set forth on Schedule 4.01(o)(ii) (cash security deposits) and Schedule 4.01(o)(iii) (letter of credit security deposits).

(p)Attached hereto as Schedule 4.01(p) is a complete and accurate schedule of rent arrearages for each Property under the Leases as of the date set forth thereon and there have been no change to such schedule of rent arrearages for each Property through the Effective Date.

(q)(i) None of the Sellers has received any notice of termination or default under any of the Leases which remains uncured, (ii) there are no existing uncured material defaults by any Seller or, to Seller’s knowledge, by any Tenant under the Leases, (iii) Seller has delivered to Purchaser true, correct and complete copies of all notices of default in Seller’s possession or control, which remain uncured, which each Seller has sent to the Tenants, and (iv) Seller has received no notice from any Tenant asserting any defense, set-off or counter- claim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Lease which remains uncured.

(r)Except as set forth on Schedule 4.01(r)(i) and except for security deposits, no Tenant has prepaid rent for more than the current month under such Tenant’s Lease and, except as set forth on Schedule 4.01(r)(ii), no Tenant is entitled to (i) any special work or tenant improvement work required to be performed by the applicable landlord under the provisions of the Leases, or (ii) any Tenant Inducement Cost or Other Expenses (each as defined herein) or other consideration required under a Lease to be paid by landlord in connection with its tenancy, which in each case has not been fully completed, paid for, and/or credited to such Tenant (as applicable).

(s)Seller has not received any written notice from any Tenant that such Tenant has or intends to terminate its Lease and no such Tenant has, to Seller’s knowledge, filed for bankruptcy or taken any similar debtor-protection measure.

(t)There are no lease brokerage agreements, leasing commissions agreements or other agreements providing for payments of any amounts by Seller for leasing activities, including, without limitation, lease renewals and extensions, or procuring tenants ("Leasing Commission Agreements") with respect to either Property, except as set forth on Schedule 4.01(t). Seller has delivered or made available to Purchaser true, correct and complete copies of the Leasing Commission Agreements.

(u)Attached hereto as Schedule 4.01(u) is a list of all of the agreements for the provision of services, management, equipment, labor, supplies, maintenance or repairs at the Properties (collectively, the "Service Contracts"). All of the Service Contracts are in full force and effect in accordance with their respective terms. Seller has delivered or made available to Purchaser true, correct and complete copies of all Service Contracts. Seller is not in default under any Service Contract, and to Seller’s knowledge, no counter-party to any Service Contract is in default under any such Service Contract. All amounts due and payable by Seller under each Service Contract have been paid through the end of the month prior to the Effective Date and shall be paid in full as of the Closing through the end of the month prior to the Closing Date.

(v)Other than the Assumed Service Contracts (as defined herein) and employees provided to the Property by a service provider pursuant to such Assumed Service Contracts, as applicable, there are no persons or entities employed by any Seller or property manager in connection with the operation or maintenance of its Property with respect to whom Purchaser will have any obligation or liabilities from or after Closing. There are no employment agreements, or union or collective bargaining agreements that will be binding upon Purchaser after the Closing.

(w)Except as set forth on Schedule 4.01(w), Seller has not received notification from any government or public authority of any Violation, where such Violation remains outstanding or uncured. Except with respect to (i) the expired temporary certificate of occupancy with respect to the thirteenth (13th) floor of 218 West 18th Street, New York, New York (the "13th Floor TCO") and (ii) the temporary certificate of occupancy for 245-248 West 17th Street, New York, New York (the "17th Street TCO") which is scheduled to expire on November 6, 2017 (the "17th Street TCO Expiration Date"), Seller knows of no threatened or actual cancellation or suspension of any certificates of occupancy for any portion of the Property.

(x)Except as set forth on Schedule 4.01(x), (i) Seller has not commenced any tax certiorari proceedings with respect to the Property, and (ii) except as shown in the Title Report, Seller has no knowledge of, and Seller has received no written notice of, any special assessments or similar taxes or charges affecting the Property.

Section 4.02    Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a)Purchaser is a company duly organized or formed, validly existing and in good standing under the laws of the State of its formation.

(b)The execution and delivery of this Contract, the consummation of the transactions contemplated hereby and the performance of Purchaser’s obligations hereunder has been duly authorized by all necessary action on the part of Purchaser, and this Contract constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally. The execution and delivery of Purchaser’s Closing Documents, the consummation of the transactions contemplated thereby and the performance of Purchaser’s obligations thereunder will be duly authorized by all necessary action on the part of Purchaser, and Purchaser’s Closing Documents will constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c)The execution and delivery of this Contract and Purchaser’s Closing Documents by Purchaser and the consummation of the transactions contemplated hereby by Purchaser do not and will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture or any lease or other material agreement or instrument to which Purchaser is a party or by which Purchaser may be bound or (iii) to Purchaser’s knowledge, violate or conflict with any law or governmental regulation or permit applicable to Purchaser.

(d)No consent, waiver, approval or authorization is or will be required from any person or entity (that has not already been obtained or that will not be obtained prior to the Closing Date) in connection with the execution and delivery of this Contract and Purchaser’s Closing Documents by Purchaser or the performance by Purchaser of the transactions contemplated hereby and thereby.

(e)Purchaser is not an employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA, nor otherwise a "benefit plan investor" within the meaning of Section 3(42) of ERISA, and Purchaser’s assets do not and will not include "plan assets" within the meaning of 29 CFR 2510.3-101 (as modified by 3(42) of ERISA) subject to ERISA or Section 4975 of the Code. Purchaser is not a "governmental plan" within the meaning of Section 3(32) of ERISA.

(f)Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(g)Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser (other than the owner of publicly traded shares) or provides funds to Purchaser is or will become a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of OFAC (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is or will engage in any dealings or transactions or be otherwise associated with such persons or entities.

(h)Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser (other than the owner of publicly traded shares) or provides funds to Purchaser: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(i)Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser is, (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser has taken any action, directly or indirectly, that would result in a violation by such person or entity of any applicable anti-bribery law, including but not limited to, the FCPA. Furthermore, Purchaser and, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser are in compliance with the FCPA and similar laws.

(j)Purchaser is not the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and, to Purchaser’s knowledge, none have been threatened against Purchaser. Purchaser has not made an assignment for the benefit of creditors.

Section 4.03

(a)Whenever the phrase "to knowledge" or words of similar import are used in this Contract, such phrase shall be deemed to mean, with respect to Purchaser, solely the actual, present knowledge of Purchaser without any duty of inquiry or investigation, and, with respect to Seller, will be deemed to mean solely the actual, present knowledge of Samuel M. Ashner and John D. Alba, with respect to the Property located at 218 West 18th Street and Peter Braverman, with respect to the Property located at 245-249 West 17th Street, New York, New York (collectively, the "Designated Persons") (who are the parties with the closest knowledge of the operation of the Property) after inquiry of the primary employees of the property manager responsible for managing the applicable Property. References to the "knowledge" of Seller shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any member of Seller, to any property manager, or to any other officer, director, agent, manager, representative or employee of Seller other than the Designated Persons.

(b)Notwithstanding anything contained in this Contract to the contrary, the representations and warranties of Seller set forth in this Contract and the Seller’s Closing Documents shall survive the Closing until the date that is one hundred eighty (180) days after the Closing Date (the period beginning on the Closing Date and ending on such date being herein called the "Survival Period"). With respect to each Property, any claim for breach of such representations applicable to such Property brought after Closing, shall only be actionable or enforceable if and only if (A) the aggregate amount claimed to have been suffered or sustained by Purchaser is equal to or exceeds One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "Threshold Amount"); provided, however, that once the Threshold Amount has been met, Purchaser shall be entitled to recover from its first dollar of loss, and (B) written notice of such claim is given to Seller before the expiration of the Survival Period. Notwithstanding anything to the contrary set forth in this Contract, with respect to each Property, Seller’s maximum aggregate liability for damages arising from a breach of Seller’s representations, covenants and obligations set forth in this Contract and in Seller’s Closing Documents applicable to such Property shall not exceed two percent (2%) of the Allocated Purchase Price for such Property ("Liability Cap"); provided that in no event shall the Survival Period, Threshold Amount or Liability Cap apply to Section 13 or to Seller’s indemnity obligations set forth in Section 15.01. On the Closing Date, New York REIT, Inc. shall deliver to Purchaser a guaranty in the form attached hereto as Exhibit 4.03(b) (the "Guaranty") pursuant to which New York REIT, Inc. shall guaranty Seller’s liability for a breach of Seller’s representations as provided in this Section 4.03(b) and Seller’s liability for the other post-closing obligations of Seller in this Contract; provided that with respect to a breach of Seller’s representations and warranties, the Guaranty shall be capped at an amount equal to the Liability Cap.

(c)	The provisions of this Section 4.03 shall survive the Closing.

Section 4.04

(a)SUBJECT TO THE PROVISIONS OF SECTION 14, PURCHASER REPRESENTS, WARRANTS AND AGREES THAT (I) PURCHASER HAS EXAMINED THE PROPERTY AND IS FAMILIAR WITH THE PHYSICAL CONDITION THEREOF AND HAS CONDUCTED SUCH INVESTIGATION OF THE AFFAIRS OF THE PROPERTY AS PURCHASER HAS CONSIDERED APPROPRIATE, (II) EXCEPT AS, AND SOLELY TO THE EXTENT, SPECIFICALLY SET FORTH HEREIN AND IN SELLER’S CLOSING DOCUMENTS, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAVE MADE OR WILL MAKE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS

OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE PHYSICAL CONDITION OR OPERATION OF THE PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF THE PROPERTY, THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE TO THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY THEREWITH, THE QUANTITY, QUALITY OR CONDITION OF THE ARTICLES OF OPERATING EQUIPMENT AND FIXTURES INCLUDED IN THE TRANSACTIONS CONTEMPLATED HEREBY, THE USE OR OCCUPANCY OF THE PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, (III) EXCEPT AS, AND SOLELY TO THE EXTENT, SPECIFICALLY SET FORTH HEREIN AND IN SELLER’S CLOSING DOCUMENTS, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAVE MADE OR WILL MAKE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING, WITHOUT LIMITATION, THE CONTENTS OF SELLER’S BOOKS AND RECORDS, CONTRACTS, ENVIRONMENTAL REPORTS, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, INFORMATIONAL BROCHURES WITH RESPECT TO THE PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY AND PURCHASER REPRESENTS, WARRANTS AND AGREES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND HAS ENTERED INTO THIS CONTRACT, AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES AND (IV) EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SELLER’S CLOSING DOCUMENTS BY SELLER, PURCHASER HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY AND HAS ENTERED INTO THIS CONTRACT AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES. EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 4.01, ANY RELIANCE BY PURCHASER ON THE PROPERTY INFORMATION SHALL BE AT PURCHASER’S SOLE RISK.

(b)SUBJECT TO SECTION 8 AND SECTION 14, PURCHASER AGREES TO ACCEPT THE PROPERTY "AS IS", "WHERE IS" AND "WITH ALL FAULTS" IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR,

TEAR AND NATURAL DETERIORATION OF THE PROPERTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE WITHOUT ANY REDUCTION IN THE PURCHASE PRICE FOR ANY CHANGE IN SUCH CONDITION BY REASON THEREOF SUBSEQUENT TO THE DATE OF THIS CONTRACT AND FURTHER AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY.

(c)Notwithstanding anything to the contrary set forth in this Contract, if prior to the Closing Purchaser has or obtains actual knowledge that any of Seller’s representations or warranties contained herein are untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then, from and after the Closing Date: (i) the breach by Seller of the representations and warranties as to which Purchaser shall have had such knowledge shall be deemed waived by Purchaser, (ii) such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have knowledge of, and (iii) Seller shall have no liability to Purchaser or its successors or assigns in respect thereof; provided, however, that the foregoing is not intended to limit or impair Purchaser’s rights under Section 14.07 with respect to a breach of any of Seller’s representations or warranties of which Purchaser obtains knowledge after the date hereof but prior to the Closing Date.

(d)Subject to the provisions of Section 14, Purchaser acknowledges and agrees that it has "signed-off" on market conditions which influence the Property and the value thereof, such as the Property’s competitive position relative to its existing and potential future competitors, market rental rates achievable at the Property, vacancy assumptions, sales prices, credit loss and downtime reserves, projected growth rates (if any) in rents, expenses and/or retail sales, lease cancellation income, HVAC overtime income, profit from tenant electric charges, impact of sale on assessed value, tenant work and leasing fee levels necessary to generate estimated market rents, tenant retention ratios, the need for and amount of any capital reserves, floor area ratio ("FAR"), buildable square footage, zoning, building or development rights, and any other thing or matter whatsoever. Furthermore, Purchaser has satisfied itself as to the Property’s condition, and level of compliance, with respect to the Americans with Disabilities Act and asbestos and asbestos containing materials, and the Purchase Price reflects Purchaser’s views on these issues. FINALLY, PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE DOES NOT BEAR ANY RELATIONSHIP TO AND IS NOT BASED UPON ANY FAR OR SQUARE FOOTAGE STIPULATION OR CALCULATION OF THE PROPERTY OR ANY ZONING, BUILDING OR DEVELOPMENT RIGHTS.

Section 5. Access to the Property.

Section 5.01 Seller and Purchaser have executed that certain Access Agreement dated as of the Effective Date (the "Access Agreement"), the provisions of which are hereby incorporated herein by reference. In accordance with the Access Agreement and this Section 5.01, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to Tenants as permitted or required under Leases for the purpose of conducting any tests deemed reasonably necessary by Purchaser, including, without limitation, surveys and architectural, engineering, geotechnical and environmental inspections and tests. With respect to any intrusive inspection or test (i.e., core sampling) Purchaser must first obtain Seller’s prior written consent, which consent shall not be unreasonably withheld. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for any wastes generated by those tests, which obligation shall survive the termination of this Contract. In addition, Purchaser and Purchaser’s representatives shall not meet with any governmental authority for the purpose of gathering information in connection with the transaction contemplated by this Contract; provided, however, that Purchaser may contact local governmental and quasi- governmental authorities for the sole purposes of (i) conducting a title search of the Property and (ii) obtaining such existing information in such authorities’ files regarding the Property’s compliance with applicable building, health and safety codes; provided, however, that in no event shall Purchaser request or otherwise initiate any governmental or quasi-governmental investigation or inspection of the Property or any part thereof. Seller shall reasonably cooperate with Purchaser in its due diligence investigations of the Property.

Section 5.02    In conducting any inspections, investigations or tests of the Property and/or Property Information, Purchaser and its agents and representatives shall: (a) not unreasonably disturb the Tenants or interfere with their use of the Property pursuant to their respective leases; (b) not unreasonably interfere with the operation and maintenance of the Property; (c) not materially damage any part of the Property or any personal property of any Tenant; (d) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (e) not permit any liens to attach to the Land or the Buildings and tangible personal property by reason of the exercise of its rights hereunder; and (f) repair any damage to the Land or the Buildings and Personal Property caused by Purchaser in connection with any such inspection or tests. Purchaser’s obligations under this Section 5.02 shall survive the termination of this Contract. The term "Property Information" shall mean, collectively the documents relating to the Property as listed on Schedule 5.02. At Closing, Seller shall update Schedule 5.02 to include all documents made available to Purchaser relating to the Property after the Effective Date.

Section 6. Seller’s Obligations as to Leases

Section 6.01 Between the date of this Contract and the Closing or earlier termination of this Contract, Seller shall not, without Purchaser’s prior written consent in Purchaser’s sole discretion (unless, under the applicable Lease, the landlord is required to act reasonably, in which case Purchaser shall act reasonably): (a) assign, amend, renew, extend or terminate any Lease; (b) enter into any other lease with respect to the Property, (c) consent to any assignment, amendment, renewal, extension or termination of any Lease with respect to the Property to the extent such consent is required thereunder, (d) consent to any sublease, assignment or other transfer of a Lease or any portion of the space leased thereunder to the extent such consent is required thereunder, (e) consent to any matters under the Leases to the extent such consent is required thereunder or waive any rights of landlord under the Leases,
(f) accept a surrender of a Lease prior to the expiration date thereof, or (g) exercise any remedies as are provided in the Leases (including the termination thereof, application of any security deposits or enforcement of any guaranty) (any extension, amendment, renewal, or new lease as set forth in clauses (a) and (b) above, provided that in each case Purchaser has approved the same, each, a "New Lease"). Seller shall have the right to deliver one or more notices of default to a Tenant; provided that with respect to any such notice regarding any monetary or material non-monetary default, Seller shall obtain Purchaser’s written consent prior to delivery of such notice to a Tenant, which consent may be withheld in Purchaser’s sole discretion. Seller shall contemporaneously deliver to Purchaser a copy of any default notice delivered to a Tenant. If Purchaser fails to object to a written request for consent from Seller for a matter set forth in this Section 6.01 within five (5) Business Days after receiving such written request it shall be deemed that Purchaser has not consented to such request.

Section 6.02 Seller does not warrant that any Lease, other than any Lease for more than 13,000 rentable square feet of a Building, will be in force or effect at the Closing or that any Tenant thereunder will have performed its obligations thereunder. The termination of any Leases, other than any Lease for more than 13,000 rentable square feet of a Building, prior to the Closing for any or no reason or the existence of any default by any Tenant, other than a Tenant under a Lease occupying more than 13,000 rentable square feet of a Building, shall not affect the obligations of Purchaser under this Contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser (unless such termination resulted from a default by Seller hereunder, in which case Purchaser shall have the rights and remedies set forth in Section 14.07).

Section 6.03 Seller shall have no obligation, or without Purchaser’s consent pursuant to Section 6.01, the right, to (a) exercise any remedies with respect to a Tenant pursuant to the applicable Lease, (b) terminate any Lease or (c) cause any Tenant to vacate the Property or evict any Tenant.

Section 6.04 Prior to Closing, Seller shall use commercially reasonable efforts (which shall not include an obligation of Seller to incur any cost or expense other than its internal cost to prepare the same) to obtain and deliver to Purchaser a written estoppel certificate in the form of Exhibit 6.04 or such other form required under the applicable Lease containing the information set forth in the applicable Approved Form of Tenant Estoppel (as defined below) (each, a "Tenant Estoppel") from each of the Leases duly executed by the Tenant thereunder. Promptly following the Effective Date, Seller shall prepare and provide to Purchaser a form Tenant Estoppel for each Tenant under the Leases completed with all of the applicable information with respect to the respective Lease for Purchaser’s review and reasonable comment prior to delivering such completed Tenant Estoppel to the Tenants, and such completed Tenant Estoppels will be deemed approved by Purchaser unless Seller receives specific objections from Purchaser within two (2) business days from the date same are delivered to Purchaser. If Purchaser has specific objections to any form of Tenant Estoppel, Purchaser shall set forth in detail all changes to such form which Purchaser reasonably believes to be appropriate to make the completed form of Tenant Estoppel accurate and complete. Seller will make such changes to the extent Seller, acting reasonably, agrees such changes are appropriate, except that Seller shall not be obligated to make any changes which request more expansive information than is contemplated by the form of Tenant Estoppel attached as Exhibit 6.04, or the form of Tenant Estoppel as required by the applicable Lease. Each completed form of Tenant Estoppel approved (or deemed approved) by Purchaser is referred to herein as an "Approved Form of Tenant Estoppel." Seller and Purchaser hereby agree that, on the Effective Date, Purchaser has approved an Approved Form of Tenant Estoppel with respect to each Lease. Purchaser’s obligations under this

Contract shall be conditioned upon Purchaser receiving, on or before Closing, an executed and approved (as set forth below) Tenant Estoppel from each of the Tenants with respect to the Leases occupying at least seventy-five percent (75%) in the aggregate of the rentable area of the Property, which must include Tenant Estoppels from the Tenants with respect to the Leases set forth on Schedule 6.04 (collectively, the "Major Leases"). Seller shall deliver to Purchaser drafts of any Tenant Estoppel received by Seller from any Tenant promptly after Seller’s receipt thereof. Purchaser shall have the right to approve or disapprove the Tenant Estoppels, provided that Purchaser shall not have the right to disapprove of a Tenant Estoppel unless such Tenant Estoppel (a) is inconsistent with (i) the copy of the applicable Lease provided by Seller to Purchaser, or (ii) any representation or warranty of Seller set forth in this Contract; or (b) (i) claims any default by a Seller which is not cured by Seller prior to the Closing, or (ii) claims any obligation of a Seller to provide any allowances, work, abatements, inducements, payments, concessions, commissions, improvements or reimbursements to the applicable Tenant unless Seller makes payment of same at Closing; or
(c) makes any material qualification to (the parties hereto hereby acknowledging that a knowledge qualifier is not a material qualification) or denial of any of the statements set forth in the form of Estoppel Certificate.

Section 7. Responsibility for Violations, Expired 13th Floor TCO and 17th Street TCO

Subject to the terms of this Section 7, all violations of law or municipal ordinances, orders or requirements noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, city or other departments and governmental agencies having jurisdiction against or affecting the Property noted against the Property (a) on or before the Effective Date or (b) after the Effective Date but before the Closing Date that with respect to this subsection (b) have not been caused by Purchaser or Purchaser’s representatives (collectively, the "Violations") shall be complied with by Seller, at its sole cost and expense. The Closing shall occur on the Closing Date whether or not Seller has cured the Violations; provided, however, that Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the amount of all fines and penalties imposed with respect to the Violations accrued as of the Closing Date; plus the cost to cure those Violations which have not been complied with on or before the date of closing, which amount shall be determined by Seller, and reasonably approved by Purchaser, based upon a proposal prepared by an expeditor chosen by Seller and reasonably acceptable to Purchaser. Notwithstanding the foregoing, with respect to all Violations described in subsection (b) of the definition of the term "Violations" only, Seller’s liability hereunder shall be limited to Fifty-Thousand and 00/100 Dollars ($50,000) in the aggregate. Seller shall use commercially reasonable efforts to obtain prior to Closing (i) a valid 13th Floor TCO and (ii) an extension of the 17th Street TCO. If Seller has not obtained on or before the Closing Date (i) a valid 13th Floor TCO or (ii) if the Closing Date has been adjourned pursuant to Section 3.01 to a date which occurs after the 17th Street TCO Expiration Date, an extension of the 17th Street TCO, Seller shall escrow with the Title Company an amount of money, which amount shall be determined by Seller, and reasonably approved by Purchaser, based upon a proposal prepared by an expeditor chosen by Seller and reasonably acceptable to Purchaser, which shall be sufficient to pay for all actual costs and expenses necessary to obtain the 13th Floor TCO and an extension of the 17th Street TCO (if applicable) and Purchaser shall be entitled to use such escrowed funds in order to so obtain the 13th Floor TCO and an extension of the 17th Street TCO (if applicable); provided, however, that any portion of such escrowed funds which are not applied by Purchaser to expenses actually incurred by Purchaser to obtain such 13th Floor TCO and such extension of the 17th Street TCO shall be reimbursed to Seller promptly upon receipt by Purchaser of the 13th Floor TCO and extension of the 17th Street TCO (if applicable). Subject to the provisions of this Section 7, Purchaser shall accept title to the Property subject to such Violations and the expired 13th Floor TCO and the expired 17th Street TCO (if applicable). The provisions of this Section 7 shall survive Closing.

Section 8. Fire Damage or Condemnation

Section 8.01 In the event of any damage to or destruction of any of the Properties by fire or other casualty (a "Casualty Loss") or any taking, or pending or written threat of a taking, temporary or permanent, of all or any portion of any of the Properties by right of eminent domain (a "Condemnation Loss") between the date of this Contract and Closing, the parties agree that the provisions of any statute, law or ordinance (including, without limitation, Section 5-1311 of the General Obligations Law of the State of New York) to the contrary notwithstanding, Purchaser’s obligation to consummate the transaction covered by this Contract shall only be governed by the provisions of Section 8.02 and Section 8.03.

Section 8.02 If such Casualty Loss affects all or a material portion of either of the Properties (such affected Property, the "Casualty Loss Property"), Purchaser shall have the option to terminate this Contract by giving Seller written notice of termination not later than ten (10) days after Purchaser has received notice of such Casualty Loss (TIME BEING OF THE ESSENCE). If Purchaser elects to terminate this Contract pursuant to the foregoing sentence, the Downpayment (and any interest earned thereon, if any) shall be returned to Purchaser, and thereafter Purchaser and Seller shall have no further obligation or liability under this Contract, except for any obligation or liability expressly provided herein to survive a termination of this Contract. In the event that (a) Purchaser does not elect to terminate this Contract pursuant to the terms of this Section 8.02 or (b) such Casualty Loss affects an immaterial portion (i.e. anything other than a material portion) of the Casualty Loss Property, Seller and Purchaser shall not be excused from performing its obligations under this Contract with respect to the Properties, and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible under Seller’s applicable insurance policy plus any insurance proceeds received by Seller under such insurance policy as a result of such loss and Seller shall assign to Purchaser at Closing, all of Seller’s right, title and interest in or to any such insurance proceeds. A material portion of the Casualty Loss Property shall be deemed affected by such Casualty Loss if, with respect to each of the Properties, (1) the cost to repair such Casualty Loss as the same affects the applicable Property, (2) as reasonably estimated by an architect or engineer selected by Seller and reasonably acceptable to Purchaser, exceeds five percent (5%) of the Allocated Purchase Price with respect to such Property, or (3) by reason of such loss a Tenant under a Major Lease has the right to terminate its Lease pursuant to the terms of such Lease.

Section 8.03 If such Condemnation Loss affects all or a material portion of any Property (such affected Property, the "Condemnation Loss Property"), Purchaser shall have the option to terminate this Contract by giving Seller written notice of termination not later than ten (10) days after Purchaser receives notice of such Condemnation Loss from Seller (TIME BEING OF THE ESSENCE). If Purchaser elects to terminate this Contract pursuant to the foregoing sentence, the Downpayment (and any interest earned thereon, if any) shall be returned to Purchaser, and thereafter Purchaser and Seller shall have no further obligation or liability under this Contract, except for any obligation or liability expressly provided herein to survive a termination of this Contract. In the event that (a) Purchaser does not elect to terminate this Contract pursuant to the terms of this Section 8.03, or (b) such Condemnation Loss affects an immaterial portion (i.e., anything other than a material portion) of the Condemnation Loss Property, Seller and Purchaser shall not be excused from performing its obligations under this Contract with respect to any of the Properties, the Purchase Price shall be unaffected and Seller shall assign to Purchaser at the Closing, all of Seller’s right, title and interest in or to any award or awards which Seller shall be entitled to receive as a result of such taking. A "material portion" of the Condemnation Loss Property shall be deemed affected by such Condemnation Loss if the taking exceeds (a) seven and one-half percent (7.5%) of the rentable square footage of such Property, or (b) such taking would (1) result in the permanent loss of access to such Property, (2) materially impair the current use of such Property, or (3) permit a Tenant under a Major Lease to terminate its Lease pursuant to the terms of such Lease.

Section 8.04 Seller shall notify Purchaser of any Casualty Loss or Condemnation Loss within five (5) Business Days of Seller’s knowledge thereof.

Section 8.05 Seller shall maintain or cause to be maintained in full force and effect until the Closing the insurance policies, if any, it is now maintaining with respect to the Property.

Section 8.06 Upon the occurrence of a Casualty Loss or a Condemnation Loss, Seller and Purchaser shall cooperate reasonably and in good faith to negotiate, compromise or contest the obtaining of any insurance proceeds and/or any condemnation awards. The provisions of this Section 8.06 shall survive the Closing or earlier termination of this Contract.

Section 9. Covenants of Seller

Seller covenants that between the date of this Contract and the Closing or earlier termination of this Contract:

Section 9.01 Subject to the terms of this Contract, Seller shall operate and maintain the Property in substantially the same manner as heretofore operated and maintained by Seller.

Section 9.02 Without the prior written consent of Purchaser, Seller shall not (a) create any additional encumbrances or grant any additional easements or other covenants and restrictions, other than the Permitted Exceptions, on the Property, (b) make any material alterations or additions to the Property except as required by applicable law or the Leases, (c) settle or institute any legal, arbitration or other proceedings affecting the Property (other than with respect to the Leases), (d) consent to the settlement or institution of any legal, arbitration or other proceedings affecting the Property (other than with respect to the Leases), or (d) enter into any Service Contract or other agreement that will be binding on Purchaser following the Closing. If Purchaser fails to object to a written request for consent from Seller for a matter set forth in this Section 9.02 within five (5) Business Days after receiving such written request, Purchaser shall be deemed to have not consented to such proposed matter.

Section 9.03 Seller shall not convey any zoning, building or development rights to any third party.

Section 9.04 Seller shall request that, and shall use reasonable efforts to cause, the existing mortgage encumbering the Property to be assigned to Purchaser’s mortgage lender at Closing in the manner similar to that in which existing mortgage loans are customarily assigned to new lenders in New York commercial real estate transactions; provided, that the same shall be at no cost or expense to Seller (Purchaser hereby acknowledging and agreeing that Purchaser shall be responsible for Seller’s reasonable attorney’s fees and disbursements in connection with such assignment) and without additional consideration to Seller. Notwithstanding the foregoing, Purchaser acknowledges that the cooperation of the existing mortgagee in assigning such mortgage is not a condition to Closing hereunder.

Section 9.05 No later than five (5) business days following the Effective Date, Purchaser shall have the right to notify Seller in writing of the existing Service Contracts that Purchaser elects to assume at Closing (the "Assumed Service Contracts"); provided, that Seller, at Seller’s sole cost and expense, shall terminate the property management agreement with respect to each Property effective as of the Closing Date. Each Seller shall assign their respective interest in such Assumed Service Contracts to Purchaser at Closing, and Seller shall terminate at Seller’s expense, effective as of the Closing, all Service Contracts that are not Assumed Service Contracts. From the Effective Date until the Closing or earlier termination of this Contract, Seller shall not amend, terminate or modify any such Assumed Service Contracts or enter into any new third-party contracts with respect to any of the Properties without the prior written consent of Purchaser (which consent may be withheld or granted in Purchaser’s sole discretion.

Section 9.06 Seller hereby agrees that if Seller receives written notice from any governmental authority, between the Effective Date and the Closing Date, that all or any portion of the Property is in violation of environmental laws, Seller shall promptly deliver a copy of any such notice to Purchaser.

Section 10. Seller’s Closing Obligations

At the Closing, Seller shall deliver to Purchaser and/or the Title Company, as applicable, the following documents duly executed and, where appropriate, acknowledged by Seller, and the following other items (the documents and other items described in this Section 10 which are to be delivered at Closing are collectively referred to as "Seller’s Closing Documents"):

Section 10.01 A Bargain and Sale Deed Without Covenant Against Grantor’s Act for each Property in the forms attached as Exhibit 10.01 properly executed and in proper form for recording.

Section 10.02 Tax returns for each Property in respect of the New York State Real Estate Transfer Tax (the "TP-584") and the New York City Real Property Tax (the "NYC-RPT") or completion of any such forms provided by the Title Company to Seller which are necessary for the Title Company to so complete the TP-584 and NYC-RPT, each as executed by Seller, as applicable.

Section 10.03 A Real Property Transfer Tax Report for each Property (the "RP-5217NYC") or completion of any such forms provided by the Title Company to Seller which are necessary in order for the Title Company to so complete the RP-5217NYC, each as executed by Seller, as applicable.

Section 10.04 A Non-Multiple Dwelling Affidavit for each Property, executed by the applicable Seller.

Section 10.05 A Bill of Sale for each Property, executed by the applicable Seller, in the forms attached as Exhibit 10.05.

Section 10.06    An Assignment and Assumption of the Leases for each Property, executed by the applicable Seller, in the forms attached as Exhibit 10.06.

Section 10.07 To the extent the same are in the possession or under the control of Seller, an original executed counterpart of each Lease and any guaranties thereof (or a true and complete copy thereof), and all security deposits theretofore paid in cash to Seller as required to be held pursuant to the terms of the Leases, together with an accounting certified by Seller, of the disposition, if any, of such security deposits, in accordance with this Contract, and the original letter of credit as amended or assigned pursuant to the terms of Section 13.10 or the original letter of credit and the applicable transfer documentation relating thereto executed by Seller in accordance with Section 13.10.

Section 10.08    A notice letter to the Tenants under the Leases with respect to each Property, executed by the applicable Seller, in the forms attached as Exhibit 10.08.

Section 10.09    A    settlement    statement    reflecting    payments    and adjustments pursuant to this Contract, executed by Seller.

Section 10.10    To the extent they are then in Seller’s or Seller’s property manager’s possession or control and not posted at the Property, the Licenses and Permits with respect to each Property, together with an Assignment and Assumption of Licenses and Permits for each Property, executed by the applicable Seller, in the forms attached as Exhibit 10.10.

Section 10.11 An owner’s title affidavit for each Property, executed by the applicable Seller, in the forms attached hereto as Exhibit 10.11 and such other information and documentation as the Title Company shall reasonably require in order to issue policies of title insurance to Purchaser as required pursuant to this Contract and to consummate the transactions contemplated by this Contract.

Section 10.12 A FIRPTA Affidavit for each Seller, executed by the applicable Seller, in the forms attached as Exhibit 10.12.

Section 10.13    Copies of all warranties and guaranties, if any, in Seller’s possession covering the Buildings, fixtures and other property which are included in the sale.

Section 10.14 An Assignment and Assumption of Warranties and Guaranties for each Property, duly executed by the applicable Seller, in the forms attached as Exhibit 10.14.

Section 10.15 Each Seller’s organizational documents, resolutions and consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of the applicable Seller as true, correct and complete, which evidence and certify that the execution and delivery by such Seller of this Contract, the Seller’s Closing Documents and any other documents set forth herein have been duly authorized by all necessary action of such Seller and that this Contract, the Seller’s Closing Documents and such other documents have been duly executed and delivered by such Seller.

Section 10.16 The Tenant Estoppels required pursuant to Section 6.04 (originals, if available, or copies) and all other Tenant Estoppels in Seller’s possession or control (originals, if available, or copies).

Section 10.17 A revised Rent Roll for each Property, updated to the date of Closing and certified to be true and correct by Seller at Closing.

Section 10.18 A certificate from Seller, in the form of Exhibit 10.18, restating, as of the Closing Date, the representations made by Seller in Section 4.01, except that Seller, in such certificate may modify the representations made by Seller in Section 4.01(l) through (x) to reflect facts and circumstances that exist on and as of the Closing Date, it being understood that nothing contained in this Section 10.18 shall relieve Seller of its obligation to comply with all covenants of Seller expressly set forth herein. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Contract or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non- fulfillment of the condition set forth in Section 14.02(a); if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Contract shall be deemed to have been modified by all statements made in such certificate.

Section 10.19    An Assignment and Assumption of Service Contracts for each Property, executed by the applicable Seller, in the forms attached hereto as Exhibit
10.19 and, to the extent in Seller’s possession, a copy of each Assumed Service Contract.

Section 10.20 An invoice marked paid executed by Seller’s Broker with respect to all amounts due to Seller’s Broker in connection with the transactions contemplated by this Contract.

Section 10.21 All Property Information reasonably necessary for the continued operation of the Property to the extent in the possession or control of Seller.

Section 10.22    Keys, combinations and passcodes for each Property.

Section 10.23 Any other documents required by this Contract to be delivered by Seller or that may be reasonably requested by the Title Company in order to consummate the transactions contemplated by this Contract.

Section 11. Purchaser’s Closing Obligations

At the Closing, Purchaser shall deliver to Seller or the Title Company the following documents duly executed and, where applicable, acknowledged by Purchaser, and the following items (the documents and other items described in this Section 11 which are to be delivered at Closing are collectively referred to as "Purchaser’s Closing Documents"):

Section 11.01    That portion of the Purchase Price payable at the Closing, as adjusted pursuant to the terms of this Contract.

Section 11.02    Counterparts of the documents described in Section 10.06, Section 10.10, Section 10.14, and Section 10.19, executed by Purchaser.

Section 11.03 Completion of the TP-584, NY-RPT and RP-5217NYC or any such forms provided by the Title Company to Purchaser which are necessary for the Title Company to so complete the TP-584, NYC-RPT and RP-5217NYC, each as executed by Purchaser, as applicable.

Section 11.04 Purchaser’s organizational documents, resolutions and consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of Purchaser as true, correct and complete, which evidence and certify that the execution and delivery by the Purchaser of this Contract, the Purchaser’s Closing Documents and any other documents set forth herein have been duly authorized by all necessary action of Purchaser and that this Contract, the Purchaser’s Closing Documents and such other documents have been duly executed and delivered by Purchaser.

Section 11.05 A certificate, from Purchaser, restating as of the Closing Date, the representations made by Purchaser in Section 4.02, in the form attached hereto as Exhibit 11.05.

Section 11.06    A receipt for the security deposits transferred to Purchaser.

Section 11.07 A settlement statement reflecting payments and adjustments pursuant to this Contract, executed by Purchaser.

Section 11.08 An invoice marked paid executed by Purchaser’s Broker with respect to all amounts due to Purchaser’s Broker in connection with the transactions contemplated by this Contract.

Section 11.09 Any other documents required by this Contract to be delivered by Purchaser or that may be reasonably requested by the Title Company in order to consummate the transactions contemplated by this Contract.

Section 12. Closing Costs.

Section 12.01 Seller shall pay the cost of any transfer tax or sales tax imposed by the State of New York and the City of New York upon the conveyance of the Property pursuant hereto, the attorneys’ fees of Seller and all other costs and expenses incurred by Seller in closing and consummating the sale of the Property pursuant hereto. Purchaser shall pay title insurance costs and premiums, survey fees, recordation fees, escrow fees, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto. The provisions of this Section 12 shall survive Closing.

Section 13. Apportionments at Closing.

Section 13.01 The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date with respect to each Property:

13.01.1.prepaid rents and additional rents;

13.01.2.real estate taxes, water rates and charges, sewer taxes and rents and vault taxes and charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Property, apportionment at the Closing shall be as specified in Section 13.04;

13.01.3.annual license, permit and inspection fees, if any;

13.01.4.electricity charges which are supplied to the Property;

13.01.5.maintenance and operating supplies stored at the Property and where applicable, in unopened containers or in unbroken boxes, at Seller’s cost therefor;

13.01.6.fuel, if any, then stored at the Property on the basis of Seller’s last cost therefor, as evidenced by a written statement of Seller’s fuel oil supplier; and

13.01.7.charges under the Service Contracts being assigned at Closing.

Section 13.02 If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such re-computation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

Section 13.03 If any Tenant is in arrears in the payment of rent on the Closing Date, rents received from such Tenant after the Closing shall be applied in the following order of priority: (a) first to the month in which the Closing occurred; (b) then to any month or months following the month in which the Closing occurred; and (c) then to the period prior to the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys’ fees, costs and expenses of collection thereof, shall be promptly paid to the other party. Purchaser hereby agrees to bill Tenants for all rents and charges as provided by their respective Leases for four (4) months following Closing (the "Collection Period") and Purchaser shall use commercially reasonable efforts to collect any and all rents and charges due pursuant thereto during the Collection Period; it being understood that Purchaser shall have no obligation to terminate any Lease or institute any collection actions for Tenant’s failure to pay such rents and charges. In the event that there shall be any rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year-end common area expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof shall be remitted to Seller by Purchaser in compliance with the provisions of Section 13.11. At Closing, Seller shall deliver to Purchaser all Property Information in its possession (including invoices, statements of income and expense and other documents) necessary for Purchaser to prepare tenant bills for any such amounts and related expense reconciliations. After Closing, Seller waives its rights to attempt to collect any delinquent rents, including the right to bring or pursue any action for money damages against any Tenant after the Closing by reason of such Tenant’s failure to pay rent or charges for any period prior to Closing; provided, that Purchaser shall use commercially reasonable efforts to collect such delinquent rent on behalf of Seller for the Collection Period and Seller shall not seek to terminate any Lease or evict any Tenant as a result thereof.

Section 13.04 Seller shall furnish readings of the water, gas and electric meters located on the Property, if any, other than meters measuring the computation of utilities which are the direct responsibility of any Tenant, to a date not more than thirty (30)

days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available. Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make a payment to the other based upon such recalculation.

Section 13.05 If any refund of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then paid to any Tenant at the Property who is entitled to the same and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing with the Closing Date). Seller shall have the exclusive right to prosecute to completion any and all tax certiorari proceedings with respect to the Property covering the fiscal years prior to the Closing Date. Prior to Closing, Seller shall not litigate or settle any such proceedings for the tax year in which Closing occurs without Purchaser’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed. Seller shall not commence any new proceeding for the reduction of the assessed value of the Property between the Effective Date and the Closing Date. After Closing, Purchaser shall have the exclusive right to prosecute to completion the tax certiorari proceedings for the tax year in which Closing occurs. Purchaser and Seller shall execute all consents, receipts, instruments and documents which may be reasonably requested in order to facilitate settling any proceeding for the tax year in which the Closing occurs and collecting the amount of any refund or any tax savings. Seller shall cooperate in the substitution of Purchaser’s tax certiorari counsel in lieu of Seller’s tax certiorari counsel (provided that Purchaser’s tax certiorari counsel agrees to any customary division of the fees on such settlement with Sellers’ tax certiorari counsel) as to any judicial and/or administrative proceedings commenced by Seller, and Seller shall direct Seller’s tax certiorari counsel to deliver copies of any filings that were made in connection with the tax year in which Closing occurs to Purchaser’s tax certiorari counsel. Purchaser and Seller agree that if there should be a refund of any real estate taxes paid by Seller in respect of the tax year in which the Closing occurs, any refunds awarded in such proceedings shall be used first to reimburse Seller the reasonable out-of-pocket costs and expenses incurred by Seller in pursuing the proceeding and the remainder of such refund or abatements shall be apportioned between Seller and Purchaser as of the Closing Date and shall be paid by Purchaser to Seller promptly upon receipt thereof. Purchaser acknowledges that it has no interest in any proceedings or refunds applicable to any tax year prior to the tax year in which Closing occurs. Seller acknowledges that it has no interest in any proceedings or refunds applicable to any tax year following the tax year in which Closing occurs. Purchaser shall pay to Seller any credit or refund applicable to any period prior to Closing promptly upon receipt thereof. The provisions of this Section 13.05 shall survive Closing.

Section 13.06    If at the Closing Date the Property or any part thereof shall be or shall have been affected by any special or general assessment or assessments of real property taxes which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, Seller shall pay or cause to be paid the unpaid installments of such assessments due prior to the Closing Date and Purchaser shall pay or cause to be paid all installments which are due on or after the Closing Date. The current installments shall be apportioned at the Closing.

Section 13.07 At Closing, Purchaser shall be responsible for payment of all Tenant Inducement Costs and leasing commissions incurred by or on behalf of the landlord in connection with the particular lease transactions (the "Other Expenses") that have been disclosed in writing to Purchaser at the time that the applicable New Lease has been submitted to Purchaser for its approval and that become due and payable (whether before or after Closing), (i) as a result of any renewals or expansions of existing Leases, approved by Purchaser pursuant to Section 6 between the date hereof and the Closing Date, and (ii) under any New Leases, approved in accordance with Section 6, entered into between the date hereof and the Closing Date. If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or Other Expenses for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs (including reasonable attorney’s fees inherent in such lease buyout costs), and moving, design and refurbishment allowances and the value of any free rent periods under a Lease.

Section 13.08 Notwithstanding anything to the contrary contained in Section 13.07 above, at Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate of all then unfunded Tenant Inducement Costs and Other Expenses set forth on Schedule 4.01(r)(ii) (which Schedule shall be updated by Seller at Closing to reflect the then unfunded amounts of such Tenant Inducement Costs and Other Expenses) with respect to all Leases in effect as of the date hereof which become due and payable under such Leases subsequent to Closing but not with respect to any renewal or expansion of such Lease subsequent to Closing. At Closing, Purchaser shall assume the payment obligation for all of such Tenant Inducement Costs and Other Expenses set forth on Schedule 4.01(r)(ii) (as updated). Purchaser shall be responsible for and shall expressly not receive a credit at Closing for any Tenant Inducement Costs and Other Expenses payable in connection with the renewal or expansion of any Lease after the Closing Date.

Section 13.09 In the event the apportionments herein provided which are to be made at the Closing result in a credit balance (a) to Purchaser, such sum shall be paid at the Closing by giving Purchaser a credit against the balance of the Purchase Price in the amount of such credit balance or (b) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing.

Section 13.10 All cash security deposits under Leases required to be held pursuant to the terms thereof and not theretofore applied in accordance with the terms of this Contract, with interest thereon to the extent any interest is required to be paid to such Tenants, shall be credited against the Purchase Price in the amount of such security deposits and any such accrued interest. If a Tenant has deposited with Seller a letter of credit as security for the performance of such Tenant’s obligations under the applicable Lease, Seller shall use commercially reasonable efforts to cause such Tenant to cause the bank which issued such letter of credit to issue an amendment to such letter of credit or issue a new letter of credit naming Purchaser as the beneficiary thereunder effective as of the Closing Date. In addition, to the extent that such amendment or new letter of credit has not been effected at or before Closing, Seller shall execute instruments of assignment of Seller’s interest under such letter of credit at Closing, in form and substance reasonably acceptable to Seller and Purchaser. If Seller is unable to provide for the transfer of Seller’s interest in any letter of credit at or prior to Closing, then (a) Seller shall cooperate with Purchaser in arranging for the assignment to Purchaser of the beneficiary’s interest under such letter of credit (or the re- issuance to Purchaser of such letter of credit) promptly following Closing and (b) if requested by Purchaser, upon the default by a Tenant under its Lease, Seller shall present the letter of credit for payment and promptly remit ay such funds to Purchaser and Purchaser shall indemnify Seller for, and hold Seller harmless against, any and all loss, liability and/or reasonable costs or expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller in connection with such payment. Seller shall pay all transfer fees relating to the amendment, transfer, assignment or reissuance of any letter of credit.

Section 13.11 As soon as reasonably possible but in no event more than ninety (90) days after the end of the calendar year in which the Closing occurs, Purchaser shall prepare and present to Seller for its review and approval, which approval or disapproval must be given within ten (10) business days after Seller's receipt or Seller will be deemed to have disapproved the calculation, a calculation of the proration of operating expense pass- throughs and other items, payable under the Leases based upon the actual amount of such items charged to or received by the parties for the preceding calendar year. Seller may inspect Purchaser's books and records related to the Property to confirm the calculation. Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment.

Section 13.12    The provisions of this Section 13 shall survive the Closing.

Section 14. Objections to Title, Failure of Seller or Purchaser to Perform and Vendees' Lien

Section 14.01 Purchaser acknowledges that it has received and reviewed a title report from the Title Company with respect to each Property as more particularly described on Schedule 14.01 (collectively, the "Title Report") and a survey of each Property as more particularly described on Schedule 14.01 (collectively, the "Survey") and, prior to the date hereof, Seller has received true, correct and complete copies thereof. Purchaser hereby accepts the pro forma title policy for each Property attached hereto as Exhibit 14.01, and all matters shown on the Survey, as Permitted Exceptions; provided, however, in no event shall any Required Removal Exceptions constitute Permitted Exceptions. Purchaser shall have the right to have title, with respect to each Property and survey with respect to each Property re-examined by the Title Company prior to Closing and shall provide any update to the Title Report or the Survey obtained by Purchaser to Seller, together with a written statement of Purchaser’s objections to any encumbrance on either Property that was not disclosed in the Title Report or the Survey obtained by Purchaser prior to the date hereof that does not fall within any category of Permitted Exceptions (any such encumbrance, a "Gap Title Objection"), within five (5) Business Days of the date such update was received by Purchaser (but in no event later than Closing). Purchaser’s failure to timely deliver written notice of any Gap Title Objections in accordance with the immediately preceding sentence shall constitute a waiver by Purchaser of any objections raised in the applicable update. If Seller shall be unable or unwilling to cure any Gap Title Objections with respect to a specific Property at or prior to Closing or any other title or survey conditions such that Seller is unable to convey title to the Property at the Closing in accordance with the provisions of this Contract (the "Title Defect Property"), Purchaser, nevertheless, may elect to accept such title to the Title Defect Property as Seller may be able to convey without any credit against the monies payable at the Closing and without any liability on the part of Seller, but the foregoing shall not permit Seller to refuse to, and Seller shall, discharge or remove of record, or cause to be paid, discharged or removed of record, at Seller’s sole cost and expense, all of the following items at or prior to Closing (collectively, "Required Removal Exceptions"): (a) mortgages granted by Seller encumbering the Property, (b) liens and other encumbrances which Seller has knowingly and intentionally placed or consented to be placed on the Property after the date hereof, and (c) other liens and judgments against Seller or encumbering the Property (including judgment liens, mechanics’ liens, and federal, state and municipal tax liens) that are in liquidated amounts and which may be satisfied solely by the payment of money (unless any of the foregoing are the responsibility of any Tenant to pay or discharge pursuant to its Lease). For the avoidance of doubt, Seller shall not be required to clear from title any items for which any Tenant is responsible to pay or discharge pursuant to its Lease. If Purchaser shall not so elect to accept such title with respect to a Title Defect Property, Purchaser may elect to terminate this Contract by written notice to Seller. If Purchaser elects to terminate this Contract pursuant to the foregoing sentence, the Downpayment (and any interest earned thereon, if any) shall be returned to Purchaser and thereafter Purchaser and Seller shall have no further obligation or liability hereunder except for any obligation or liability expressly provided herein to survive a termination of this Contract. The Seller to discharge or remove of record, or cause to be paid, discharged or removed of record any Required Removal Exceptions shall be considered a material default by Seller hereunder entitling Purchaser to the remedies set forth in Section 14.07. Except in connection with Required Removal Exceptions, Seller shall not be required to bring any action or proceeding or to incur any expense to cure any title or survey matter. The cost of discharging or removing of record any title or survey matters that Seller elects or is required to discharge or remove pursuant to this Contract, including without limitation, recording or filing any instruments necessary for the same, shall be the responsibility of Seller and may be paid out of the proceeds of the monies payable at the Closing. The parties hereto hereby agree that Stewart Title Insurance Company shall be a co-insurer with respect to fifty-percent (50%) of the title insurance related to the Contract with respect to the Property. If the Title Company and Stewart Title Insurance Company, as the co-insurer, are willing to affirmatively insure Purchaser and Purchaser’s mortgage lender, if any, that any charges, liens or encumbrances will not be collected out of or enforced against the Property and if such affirmative insurance is reasonably acceptable to Purchaser, Seller shall have the right in lieu of payment and discharge to deposit with the Title Company such funds or assurances or to pay such special or additional premiums as the Title Company may require in order to so insure. In such case, the charges, liens and encumbrances with respect to which the Title Company has actually insured shall not be considered Required Removal Exceptions. Notwithstanding anything set forth above to the contrary, Seller must satisfy, cure and remove of record all Required Removal Exceptions at or before Closing.

Section 14.02 Purchaser’s obligation to close the transactions contemplated by this Contract is conditioned on all of the following (in addition to any other conditions expressly set forth in this Contract):

(a)All representations and warranties made by Seller in this Contract shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date (with updates which are specifically permitted herein, including without limitation, pursuant to Section 10.18).

(b)Seller shall have performed and observed in all material respects all covenants and agreements in this Contract to be performed and observed by Seller (including, without limitation, having delivered Seller’s Closing Documents in accordance with Section 10).

(c)There shall exist no pending action, suit or proceeding before or by any court, governmental authority or administrative agency which seeks to restrain or prohibit this Contract or the consummation of the transactions contemplated hereby other than any such pending action, suit or proceeding brought, filed, initiated or joined by Purchaser or any affiliate of Purchaser.

(d)The Title Company shall have irrevocably committed in writing to issue to Purchaser an extended standard coverage ALTA owner’s form title policy with New York standard endorsement modifications for each Property in the amount of the Allocated Purchase Price for such Property insuring that fee simple title to each Property is vested in Purchaser, subject only to the Permitted Exceptions.

(e)Seller shall not be the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and shall not have made an assignment for the benefit of creditors.

(f)Seller shall have delivered to Purchaser the Tenant Estoppels required in compliance with Section 6.04.

(g)All Leases for more than 13,000 rentable square feet of a Building shall be in full force and effect.

If any of the conditions in this Section 14.02 are not satisfied or have not been waived by Purchaser as of the Closing Date, then Purchaser shall have the right to terminate this Contract by written notice to Seller on the Closing Date. Upon such notice, this Contract shall be null and void and of no further force or effect except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract. Further, if the failure of such condition also constitutes a default by Seller under this Contract, then in lieu of terminating this Contract pursuant to this Section 14.02, Purchaser may elect to proceed pursuant to Section 14.07.

Section 14.03 Seller’s obligation to close the transactions contemplated by this Contract is conditioned on all of the following (in addition to any other conditions expressly set forth in this Contract):

(a)All representations and warranties made by Purchaser in this Contract shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date.

(b)Purchaser shall have performed and observed in all material respects all covenants and agreements in this Contract to be performed and observed by Purchaser (including, without limitation, having delivered Purchaser’s Closing Documents in accordance with Section 11).

(c)There shall exist no pending action, suit or proceeding before or by any court, governmental authority or administrative agency which seeks to restrain or prohibit this Contract or the consummation of the transactions contemplated hereby other than any such pending action, suit or proceeding brought, filed, initiated or joined by Seller or any affiliate of Seller.

(d)Purchaser shall not be the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and shall not have made an assignment for the benefit of creditors.

If any of the conditions in this Section 14.03 are not satisfied or have not been waived by Seller as of the Closing Date, then Seller shall have the right to terminate this Contract by written notice to Purchaser on the Closing Date. Upon such notice, this Contract shall be null and void and of no further force or effect except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract and the Title Company shall promptly refund the Downpayment (and any interest earned thereon, if any) to Purchaser. Further, if the failure of such condition also constitutes a default by Purchaser under this Contract, then in lieu of terminating this Contract pursuant to this Section 14.03, Seller may elect to proceed pursuant to Section 14.04.

Section 14.04 If Purchaser shall default in the performance of its obligation to close on the Closing Date under this Contract, the parties hereto agree that the damages that Seller shall sustain as a result thereof shall be substantial but shall be difficult and possibly impossible to ascertain. Consequently, upon such default by Purchaser hereunder, the sole remedy of Seller shall be to elect to either (a) waive such default and proceed to close the transactions contemplated by this Contract without adjustment to the Purchase Price or (b) terminate this Contract and retain the Downpayment and the accrued interest thereon, if any, as liquidated damages for all loss, damage and expense suffered by Seller, including, without limitation, the loss of its bargain. In the event that Seller elects to terminate this Contract and retain the Downpayment and accrued interest thereon in accordance with this Section 14.04, neither Seller nor Purchaser shall thereafter have any further liability or obligation to the other, or any other rights hereunder, except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract.

Section 14.05 Purchaser shall have a vendee’s lien against the Property (which is subject to the Contract) for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this Contract.

Section 14.06    TIME IS OF THE ESSENCE WITH RESPECT TO THE
DATES SET FORTH IN THIS CONTRACT, which shall mean that a party to this Contract is obligated to fulfill its obligations with respect to the matter discussed by the date indicated and no adjournment of such date shall be permitted, reasonable or otherwise, without the consent of the other party.

Section 14.07 In the event that Seller defaults in its material obligations hereunder and Seller is unable or unwilling to cure such default, Purchaser’s sole and exclusive remedy shall be either (a) to seek specific performance by Seller of its obligations hereunder; provided, however, that Seller shall not be required to take any actions or incur any expenses to cure such defaults except as otherwise set forth in this Contract, (b) to waive such default and proceed to close the transactions contemplated by this Contract without adjustment to the Purchase Price, or (c) to terminate this Contract and obtain the return of the Downpayment and any interest accrued thereon, if any, together with reimbursement by Seller of the actual costs and expenses incurred by Purchaser in negotiating this Contract, and in obtaining financing for Purchaser’s acquisition of the Property (including reasonable attorneys’ fees and expenses incurred in connection with all of the foregoing) up to Three Hundred Thousand and 00/100 Dollars ($300,000) in the aggregate (collectively, "Pursuit Costs") and upon such return and reimbursement of Pursuit Costs, this Contract shall be deemed terminated and neither Seller nor Purchaser shall have any further liability or obligation to the other or any other rights hereunder, except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract. Purchaser shall make its election between clauses (a), (b) and (c) of this Section14.07 by written notice to Seller given not later than the Closing Date. If Purchaser shall fail to give such written notice as aforesaid, it shall be deemed to have elected clause (b) above. In the event Seller deliberately or willfully refuses or fails to consummate Closing in violation of the terms of this Contract, by selling the Property to a third party rather than to Purchaser, and as a result thereof specific performance is not an available remedy to Purchaser, then in addition to the remedies provided in this Section 14.07, Purchaser may bring an action against Seller for Purchaser’s actual damages incurred (but not consequential or punitive damages) as the result of Seller conveying the Property to such third party; provided, however, Purchaser’s damages shall not exceed the difference in the Purchase Price set forth herein and the purchase price received by Seller in a sale of the Property to a third party. The provisions of this Section 14.07 shall survive the Closing or earlier termination of this Contract.

Section 15. Broker

Section 15.01 Each party represents and warrants to the other that it has not hired, retained or dealt with any advisor, broker, finder, consultant or intermediary in connection with the negotiation, execution and delivery of this Contract or the transactions contemplated hereby other than Cushman & Wakefield (the "Seller’s Broker"). Seller shall pay or cause to be paid on or prior to the Closing Date any amounts due to the Seller’s Broker pursuant to a separate agreement. Seller shall indemnify, defend and hold Purchaser harmless from and against any liability arising out of any claim that the forgoing representation and warranty is untrue and any claim made by the Seller’s Broker in connection with the transactions contemplated by this Contract. Purchaser shall indemnify, defend and hold Seller harmless from and against any liability arising out of any claim that the representation and warranty set forth above in this Section 15 is untrue and any claim made by any advisor, broker, finder, consultant or intermediary (other than Seller’s Broker) in connection with the transactions contemplated by this Contract. Notwithstanding anything in the foregoing to the contrary, each party shall have the right to retain or engage any other consultants or advisors, so long as such party shall pay any amounts due to such consultants and/or advisors and indemnify, defend and hold the other party harmless from and against any liability arising out of any claim made by such consultants and/or advisors.

Section 15.02 The provisions of this Section 15 shall survive the Closing and any termination of this Contract.

Section 16. Notices

Section 16.01 All notices to be given hereunder shall and may be sent by a party hereto or counsel for such party (a) by nationally recognized overnight courier which provides evidence of receipt or (b) by e-mail, so long as a second copy of such notice is also sent via the method described in clause (a), and shall be deemed given one (1) Business Day after delivery to such nationally recognized overnight courier if sent pursuant to clause (a) or on the day of delivery of the e-mail if sent prior to 5:00 p.m. New York time on a Business Day (otherwise, the next Business Day) pursuant to clause (b), addressed to the parties as follows:

If to Seller:
To the Entities Listed on Schedule I c/o Winthrop REIT Advisors, LLC
7 Bulfinch Place, Suite 500
P.O. Box 9507 Boston, MA 02114
Attention: John Garilli
Email: jgarilli@nyrt.com

With a copy to:
To the Entities Listed on Schedule I
c/o Winthrop REIT Advisors, LLC
40 West 57th Street, Suite 1620
New York, New York 10019
Attention: Wendy A. Silverstein
Email: wsilverstein@nyrt.com

With a copy to:
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Steven M. Herman, Esq.
Email: steven.herman@cwt.com

If to Purchaser:
Prior to December 1, 2017:
c/o Columbia Property Trust
One Glenlake Parkway, Suite 1200
Atlanta, Georgia 30328
Attention: Kevin A. Hoover
Email: kevin.hoover@columbia.reit

After December 1, 2017:
c/o Columbia Property Trust
1170 Peachtree Street, Suite 600
Atlanta, GA 30309
Attention: Kevin A. Hoover
Email: kevin.hoover@columbia.reit

With a copy to:

Columbia Property Trust
315 Park Avenue South, 4th Floor
New York, New York 10010
Attention: Adam Popper
Email: adam.popper@columbia.reit
With a copy to:
Stroock & Stroock & Lavan LLP
1875 K Street, NW, Suite 800
Washington, DC 20006
Attention: Jeffrey R. Keitelman
Email: jkeitelman@stroock.com

If to the Title Company:
Fidelity National Title Insurance Company
5565 Glenridge Connector, Suite 300
Atlanta, Georgia
Attention: Laura Kaltz
Email: laura.kaltz@fntg.com

Section 17. Limitations on Survival

Section 17.01 Except as otherwise provided in this Contract, no representations, warranties, covenants, indemnities, obligations or liabilities of Seller set forth in this Contract shall survive the Closing, and no action based thereon shall be commenced after the Closing.

Section 17.02 The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed to be the full performance and discharge of every obligation on the part of the parties to be performed hereunder, except those obligations specifically set forth herein to survive the Closing.

Section 18. Governing Law

Section 18.01 This Contract shall be governed by, and construed in accordance with, the internal laws of the State of New York (without giving regard to principles of conflict of laws) pursuant to Section 5-1401 of the New York General Obligations Law.

Section 19. Captions

Section 19.01 The captions in this Contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Contract or any of the provisions hereof.

Section 20. Successors and Assigns

Section 20.01 This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 20.02 This Contract may not be assigned by Purchaser without the Seller’s prior written consent; provided, however, that the Purchaser shall have the right, without the Seller’s consent, to assign the Purchaser’s rights and obligations hereunder to one or more subsidiaries controlled directly or indirectly by or under common control with Purchaser or an affiliate of Purchaser, provided written notice of such assignment is given to the Seller prior to the date of Closing and such notice is accompanied by a fully-executed agreement between the Purchaser and such assignees whereby the Purchaser assigns the Purchaser’s rights and obligations hereunder to such assignees and such assignees assume the obligations of the Purchaser under this Contract (it being acknowledged and agreed that at

Closing the Purchaser’s rights and obligations under this Contract with respect to each of the separate Properties may be transferred and assigned to a separate entity that satisfy one of the requirements set forth in the foregoing clauses (i) or (ii) so that the applicable Property as to which such assignment and transfer relates shall be conveyed to such assignee and such assignee shall become the "Purchaser" under this Contract with respect to such Property). Seller may not assign its respective rights and obligations hereunder, in whole or in part, without the prior written consent of Purchaser. Any assignment in violation of this Section 20.02 shall be deemed null and void, ab initio.

Section 21. Taxpayer Identification Numbers

Section 21.01    Seller’s Federal Tax Identification Number is set forth on Schedule I.
Section 21.02    Purchaser’s Federal Tax Identification Number is 20-0068852.

Section 22. Possession

Section 22.01 Possession of the Property shall be delivered in "as is" condition on the Closing Date, subject to all occupancies and tenancies pursuant to the Leases.

Section 23. Miscellaneous Provisions

Section 23.01 This Contract embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract.

Section 23.02 Neither this Contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

Section 23.03 This Contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

Section 23.04 As used in this Contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require. The term "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday on which Citibank, N.A. is not open for general business in the State of New York.

Section 23.05 If the provisions of any schedule or rider to this Contract are inconsistent with the provisions of this Contract, the provisions of such schedule or rider shall prevail.

Section 23.06 This Contract may be executed in two or more counterparts, which together shall constitute one integrated document. Delivery of a signature to this Contract by .pdf, .jpeg, .TIFF or other form of electronic mail attachment shall be effective as delivery of a manually executed counterpart hereof prior to and in the absence of manual delivery.

Section 23.07 Prior to Closing, no party may, with respect to this Contract and the transactions contemplated hereby, contact or conduct negotiations with public officials (other than Seller’s right to cure Violations pursuant to this Contract), make any public announcements or issue press releases regarding this Contract or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto, which approval shall not be unreasonably withheld, conditioned or denied. After Closing either party may make a press release or other disclosure which shall be subject to the approval of the other party, which approval shall not be unreasonably withheld, conditioned or denied. Notwithstanding the foregoing, nothing set forth in this Section 23.07 shall be deemed to preclude a party from making (and a party may make) such disclosures as may be required pursuant the order, decree, policy, or rule of any court, regulatory or administrative body or as required by law or any governmental authority, including required SEC filings, without the consent of the other party.

Section 23.08 If any term or provision of this Contract or the application thereof to any persons, entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Contract or the application of such term or provision to persons, entities or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Contract shall be valid and enforceable to the fullest extent permitted by law.

Section 23.09 All premiums and fees for title examination and title insurance obtained by Purchaser, if any, and all related charges and survey costs in connection therewith shall be paid at the Closing by Purchaser. No portion of the Purchase Price hereunder shall be allocated to personal property. The Title Company for all purposes hereunder, including any insurance which Purchaser shall purchase and any searches performed or escrows held shall be Fidelity National Title Insurance Company; provided, that Stewart Title Insurance Company shall be a co-insurer with respect to fifty percent (50%) of the insured amount of any owner’s policy with respect to this transaction. The provisions of this Section 23.09 shall survive the Closing.

Section 23.10 In the event either party hereto fails to perform any of its obligations under this Contract or in the event a dispute arises concerning the meaning or interpretation of any provision of this Contract, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses reasonably incurred by the other party in enforcing or establishing its rights hereunder, including, without being limited to, court costs and reasonable attorneys’ fees.

Section 23.11 All recitals to and all Schedules and Exhibits referred to in or attached to this Contract are hereby incorporated herein and made a part hereof as fully as if set forth herein. All references in this Contract to Articles, Sections, Schedules and

Exhibits are to the Articles and Sections hereof and the Schedules and Exhibits annexed hereto.

Section 23.12 The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the parties to whom such representations, warranties or agreements are made, and shall confer no rights hereunder, whether legal or equitable, in any other party, and no other party shall be entitled to rely thereon.

Section 23.13 SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER OR ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

Section 23.14 All judicial proceedings brought against Seller or Purchaser with respect to this Contract shall be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York and City of New York, pursuant to Section 5-1402 of the New York General Obligations Law, and by execution and delivery of this Contract, each of Seller and Purchaser accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Contract from which no appeal has been taken or is available. Each of Seller and Purchaser irrevocably waives any objection, including any objection of the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Neither Seller nor Purchaser shall be entitled to any immunity whatsoever, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce the obligations or liabilities hereunder. Seller and Purchaser each acknowledge that to the extent any of its property should at any time acquire any immunity, it hereby irrevocably waives such right to immunity in respect of any actions or proceedings, wherever brought, in respect of the obligations or liabilities hereunder. Seller and Purchaser each agrees that service of process upon such party at the address for such party set forth in the Preamble of this Contract and written notice of said service mailed or delivered to such party in the manner provided in Section 16 shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding in the State of New York. Each of Seller and Purchaser shall give prompt notice to the other party of any change in the address for such party set forth herein.

Section 23.15 Neither Seller nor Purchaser may record this Contract. ALL RECORDING OFFICERS ARE HEREBY DIRECTED THAT THE RECORDATION OF THIS CONTRACT IS EXPRESSLY PROHIBITED BY ITS TERMS. To the extent that any such filing or recordation is made in violation of this Contract, Purchaser shall indemnify Seller against any damages incurred by Seller in connection therewith. The provisions of this Section 23.15 shall survive the termination of this Contract.

Section 23.16    Seller has been advised by Purchaser that Purchaser may be required by the Securities and Exchange Commission to file audited and unaudited financial statements with regard to the Property. At no cost or liability to Seller, Seller shall, in good faith, reasonably cooperate with Purchaser and its counsel and accountants to provide them with access to Seller’s books and records relevant to the preparation of such financial statements (including, without limitation, the general ledger and operating statements with respect to the Property), but excluding any information that is confidential or proprietary to Seller (including, without limitation, tax returns), with respect to the information related to the Property pertaining to the years 2015 and 2016 and that portion of 2017 prior to the Closing (the "Audit Period") as Purchaser shall reasonably request; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller and in the format Seller has maintained such information. Furthermore, in no event shall Seller incur any liability or obligation whatsoever in connection with any information provided by Seller pursuant to this Section 23.16 nor shall such information be the basis of or be used by Purchaser to make any claim for indemnification under this Contract on account of a breach or alleged breach of any of Seller’s representations or warranties set forth in this Contract. The obligations of Seller under this Section 23.16 shall survive for one (1) year following the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

SELLER:
ARC NY24549W17, LLC, a Delaware limited liability company

By:	ARC NY24549W17, LLC, a Delaware limited liability company

	By:	New York Recovery Operating Partnership, L.P., a. Delaware limited partnership

		By:	New York REIT, Inc., a Maryland corporation

			By:	/s/Wendy Silverstein
Name: Wendy Silverstein

ARC NY2I618001, LLC, a Delaware limited liability company

By:	ARC Mezz NY21618001, LLC, a Delaware limited liability company

	By:	New York Recovery Operating Pa1inership, L.P., a Delaware limited partnership

		By:	New York REIT, Inc., a Maryland corporation

			By:	/s/Wendy Silverstein
Name: Wendy Silverstein

PURCHASER:

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership

By:	Columbia Property Trust Inc., a Maryland corporation, its general partner

	By:	/s/Kevin A. Hoover
Name: Kevin A. Hoover
Title: Senior Vice President

Acknowledgment by the Title Company:

The undersigned Title Company hereby acknowledges the provisions of Section 2.03 of this Contract to be performed by Title Company.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/P. Andrew Baker